LANDAUER, INC.

                 2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586
                           TELEPHONE (708) 755-7000

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      Notice is hereby given that the annual meeting of stockholders of Landauer, Inc., will be held at the office of Sidley & Austin, 55th Floor Conference Center, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 4:00 p.m., local time, on Wednesday, February 7, 2001 for the following purposes:

      1. To elect two directors to hold office for a term of three years each.

      2. To vote on the proposal to approve the selection of Arthur Andersen LLP as our auditors for the fiscal year ending September 30, 2001.

      3. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on December 8, 2000 are entitled to notice of and to vote at the meeting.


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.



                               /s/ James M. O'Connell
                               ------------------------------------
                               James M. O'Connell
                               Vice President, Treasurer, Secretary
                               and Chief Financial Officer



December 29, 2000




                                PROXY STATEMENT


                Approximate Date of Mailing:  DECEMBER 29, 2000

                 INFORMATION CONCERNING THE PROXY SOLICITATION



      The enclosed proxy is solicited by the board of directors of Landauer, for use at our annual meeting of stockholders to be held on Wednesday, February 7, 2001 at 4:00 p.m., local time, at the office of Sidley & Austin, 55th Floor Conference Center, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or any adjournments or postponements thereof. You may revoke your proxy at any time prior to it being voted by giving written notice to the Secretary of Landauer, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by Landauer. Solicitations will be made by mail and, in addition, may be made by the officers and employees of the Company personally or by telephone or telegram. Forms of proxies and proxy material may also be distributed, at our expense, through brokers, custodians and others to the beneficial owners of the Common Stock. We have retained American Stock Transfer Company, 40 Wall Street, New York, New York. The mailing address of Landauer's principal executive office is 2 Science Road, Glenwood, Illinois 60425.

      On December 8, 2000, Landauer had outstanding 8,660,748 shares of Common Stock, which is its only class of voting stock, held of record by approximately 600 holders. Only stockholders of record at the close of business on December 8, 2000 will be entitled to receive notice of and to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. A stockholder may, with regard to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to the proposal to approve the selection of Arthur Andersen LLP as auditors (i) vote FOR such proposal, (ii) vote AGAINST such proposal or (iii) ABSTAIN from voting on such proposal. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors, and FOR approval of Arthur Andersen LLP. The proxy also gives authority to the proxies to vote the shares in their discretion on any other matter presented at the meeting. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum. An abstention with respect to a proposal has the effect of a vote against a proposal.




                     BENEFICIAL OWNERSHIP OF COMMON STOCK


      The following table provides information as of December 8, 2000 concerning beneficial ownership of common stock by each person known by Landauer to own beneficially more than 5% of the outstanding shares of common stock, each director, each director nominee, each executive officer named under the caption "Executive Compensation" and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws if applicable.

                                                   Amount
                                                Beneficially        Percent
Name of Beneficial Owner                            Owned           of Class
------------------------                        ------------        --------

T. Rowe Price Associates                         729,500 (1)            8.2%
David L. Babson & Co., Inc.                      574,100 (2)            6.5%
Kayne Anderson Investment
  Management, LLC                              1,082,066 (3)           12.2%
Robert J. Cronin                                   5,000 (4)             *
Dr. Gary D. Eppen                                  3,400 (4)             *
Thomas M. Fulton                                 225,356 (5)            2.5%
Richard R. Risk                                    5,000 (4)             *
Paul B. Rosenberg                              84,570 (4, 6)            1.0%
Michael D. Winfield                                2,458 (4)             *
Brent A. Latta                                    70,359 (7)             *
James M. O'Connell                                64,000 (8)             *
Dr. R. Craig Yoder                                57,518 (9)             *
Joseph M. Zlotinicki                             17,500 (10)             *
All directors and executive officers
  as a group (10 persons)                       517,661 (11)            5.8%
__________

      *     Less than one percent.

      (1) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. Includes 549,300 shares owned by the T. Rowe Price Small Cap Value Fund, Inc. T. Rowe Price Associates expressly disclaims that it is the beneficial owner of such securities. The address of this stockholder is 100 East Pratt Street, Baltimore, MD 21201.
      (2) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 7, 2000. The address of this stockholder is One Memorial Drive, Cambridge, MA, 02142-1300.
      (3) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 1, 2000. The address of the stockholder is 1800 Avenue of the Stars, Los Angeles, CA 90067.
      (4) Includes 2,000 shares subject to options exercisable within 60 days after December 8, 2000.
      (5) Includes 1,000 shares subject to options exercisable within 60 days after December 8, 2000.
      (6) Includes 22,960 shares owned by Mr. Rosenberg's wife to which he disclaims beneficial ownership.
      (7) Includes 55,000 shares subject to options exercisable within 60 days after December 8, 2000.
      (8) Includes 60,000 shares subject to options exercisable within 60 days after December 8, 2000.
      (9) Includes 45,000 shares subject to options exercisable within 60 days after December 8, 2000.
      (10) Includes 17,500 shares subject to options exercisable within 60 days after December 8, 2000
      (11) Includes 188,500 shares subject to options exercisable within 60 days after December 8, 2000.





                             ELECTION OF DIRECTORS


      Members of Landauer's board of directors are divided into three classes serving staggered three-year terms. The terms of two of the seven current directors (Gary D. Eppen and Michael D. Winfield) expire at the annual meeting. They are Landauer's nominees for re-election to a three-year term. Our by-laws provide that nominations for directorships by stockholders may be made only pursuant to written notice received at our principal office not less than 50 nor more than 75 days prior to the meeting. No such nominations were received for the meeting. Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Thus, assuming a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, withholding authority to vote for a director and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NAMED NOMINEES AS DIRECTORS OF LANDAUER.

      The following table contains certain information as to the two nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

                                                                  Has Been a
                                                                  Director of
                 Expira-                                          Landauer or
                 tion                                              its Pre-
                 Date of    Business Experience                    decessor
                 Current    During Past Five Years                 Tech/Ops,
Name             Term       and Other Directorships               Inc. Since
----             -------    -------------------------------      ------------

Robert J.
 Cronin (2)(3)
Age - 55         2002       Chairman of the Board and Chief
                            Executive Officer of Wallace
                            Computer Services until January,
                            2000; previously President,
                            Chief Executive Officer and
                            director.  Mr. Cronin joined
                            Wallace Computer Services in
                            1967, initially holding various
                            sales management positions.
                            Wallace Computer Services is a
                            provider of information
                            management products, services
                            and solutions.                             1997

*Dr. Gary D.
  Eppen (1)(4)
Age - 64         2001       Since July, 1998 Deputy Dean of
                            Part-time Programs and Ralph
                            and Dorothy Keller Distinguished
                            Service Professor of Operations
                            Management, Graduate School of
                            Business, The University of
                            Chicago. Professor of Industrial
                            Administration since 1970.
                            Dr. Eppen is also a director of
                            The Hub Group Inc., Lombard,
                            Illinois, an intermodal
                            transportation marketing company.        1992




                                                                  Has Been a
                                                                  Director of
                 Expira-                                          Landauer or
                 tion                                              its Pre-
                 Date of    Business Experience                    decessor
                 Current    During Past Five Years                 Tech/Ops,
Name             Term       and Other Directorships               Inc. Since
----             -------    -------------------------------      ------------
Thomas M.
 Fulton  (4)
Age - 67         2003       President and Chief Executive
                            Officer of Landauer from
                            January 1988 until December
                            1998; previously General
                            Manager of the personnel
                            dosimetry division of Tech/Ops,
                            Inc., Landauer's predecessor.
                            Mr. Fulton is a Director of
                            Great Lakes Chemical Corpora-
                            tion, a diversified producer
                            of chemicals, and Octel
                            Corporation, a fuel additives
                            and specialty chemicals
                            company.                                 1988

Brent A.
 Latta (1)
Age - 57         2002       President and Chief Executive
                            Officer of Landauer since
                            December, 1998.  Mr. Latta
                            joined Landauer in 1987 as
                            Vice President - Marketing
                            until 1997 when he was elected
                            Executive Vice President.                1998

Richard R.
 Risk (2)(3)
Age - 54         2002       President and Chief Executive
                            Officer of Advocate Health Care
                            since 1995; previously Mr. Risk
                            served as President and CEO of
                            EHS Health Care (which merged
                            into Advocate Health Care),
                            a company specializing in
                            health care management.                  1997

Paul B.
 Rosenberg (2)
Age - 68         2003       Mr. Rosenberg is President
                            and Chief Executive Officer
                            of Tech/Ops Corporation,
                            Boston, Mass., a consulting
                            firm, and is a director of
                            Tech/Ops Sevcon, Inc.,
                            Boston, Mass., a manufacturer
                            of electronic controllers.               1988

*Michael D.
 Winfield (1)(3)(4)
Age - 60         2001       Since February 1992, President
                            and Chief Executive Officer
                            (prior to that date since 1983,
                            a Vice President) of UOP, a
                            general partnership of
                            Honeywell International, Inc.
                            and Union Carbide Corporation,
                            engaged in the licensing of
                            technologies to the oil refining
                            and petrochemical industries.            1994




      (1)  Member of the executive committee.

      (2)  Member of the audit committee.

      (3)  Member of the compensation committee.

      (4)  Member of the governance committee.



      The board of directors has an audit committee, a compensation committee, an executive committee and a governance committee. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information and recommends the appointment of independent public accountants to the board of directors. Each of the audit committee's three members meets the independence requirements established by the American Stock Exchange. The full text of the audit committee charter that was adopted by the audit committee and the board of directors earlier in fiscal 2000 is shown in Exhibit A beginning on page A-1. The compensation committee approves all executive compensation and has responsibility for granting stock options to eligible members of management and administering our stock option and incentive plans. The governance committee establishes corporate governance policy and selects nominees for the board of directors. The governance committee will consider nominees that have been properly and timely recommended by stockholders. See "Stockholder's Proposals." The membership of each committee other than the executive committee consists exclusively of non-employee directors. During fiscal 2000, the audit committee met three times and the compensation and the governance committees each met once. The executive committee did not meet.

      During fiscal 2000, the board of directors held a total of six meetings. No director attended fewer than 75 percent of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served.

      Mr. Risk, the chairman of the audit committee, Mr. Michael D. Winfield, then chairman of the compensation committee, and Dr. Gary D. Eppen, the chairman of the governance committee, were paid $23,000 each in fiscal 2000 for their services as directors. The other directors (except Mr. Latta) were paid $22,000 each. Landauer maintains a stock option plan for its non-employee directors which provides an option for each eligible director to purchase 5,000 shares of common stock at the fair market value on the date of grant and vests ratably over 10 years. The plan, approved by stockholders at the 1997 annual meeting, granted options to seven directors for a total of 35,000 shares at an option price of $22.31 per share on January 29, 1997. An additional grant of options to Thomas Fulton for 5,000 shares at an option price of $26.06 was made on November 11, 1999. Landauer formerly maintained a directors' retirement plan which provides certain retirement benefits for non-employee directors. This plan was terminated in January, 1997. Benefits accrued under the retirement plan are frozen and will be payable to directors upon their retirement at age 70. As of September 30, 2000, the aggregate liability for these benefits amounted to $340,000, which has been accrued in the financial statements.






                                                EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation for services to Landauer for the last three fiscal years of our President and Chief Executive Officer and all other executive officers.


                                                                                       Long-Term
                                                                                      Compensation
                                                                                         Awards
                                                                                      ------------
                                                              Annual Compensation      Securities      All Other
Name and                              Fiscal              ------------------------     Underlying      Compensa-
Principal Position                     Year               Salary($)       Bonus($)     Options (#)     tion ($)(1)
------------------                    ------              ---------       --------    ------------     -----------
Brent A. Latta (2)
 President &
 Chief Executive Officer                2000               $262,500       $113,000            --           $ 1,150
                                        1999                241,250         60,000          50,000           1,150
                                        1998                196,250         60,000           --              1,150

James M. O'Connell
 Vice President,
 Treasurer, Secretary &
 Chief Financial Officer                2000               $166,500       $ 58,000           --             $1,150
                                        1999                160,250         45,000          20,000           1,150
                                        1998                152,750         35,000           --              1,150

R. Craig Yoder
 Vice President - Operations            2000               $170,250       $ 60,000           --             $1,150
                                        1999                162,500         50,000          30,000           1,150
                                        1998                151,500         50,000           --              1,150

Joseph M. Zlotnicki (3)
 Vice President-International           2000               $105,750       $ 40,000           --             $  --

Thomas M. Fulton (4)
 President and Chief Executive
 Officer (Retired)                      1999               $ 94,403       $  --              --             $  --
                                        1998                295,500         90,000           --              1,150

(1)   Represents the Company's contribution to its 401(k) plan on behalf of each of these employees.
(2)   Mr. Latta was elected as President and Chief Executive Officer effective on December 1, 1998.
(3)   Mr. Zlotnicki was elected as Vice President on June 28, 2000.
(4)   Mr. Fulton retired as President and Chief Executive Officer effective December 1, 1998.





                      OPTIONS GRANTS IN LAST FISCAL YEAR

      There were no stock options granted in the year ended September 30, 2000 to the Company's executive officers.




                   AGGREGATED OPTION EXERCISES IN LAST YEAR
                       AND FISCAL YEAR-END OPTION VALUES

      Shown below is information regarding holdings of unexercised stock options at September 30, 2000 by Landauer's executive officers. There were no exercises of stock options during fiscal 2000 by executive officers.

                            No. of Shares
                       Underlying Unexercised        Value of Unexercised
                           Options Held at          In-the-Money Options at
                         September 30, 2000        September 30, 2000 ($)(1)
                       -----------------------     -------------------------
                       Exercis-       Unexer-        Exercis-       Unexer-
Name                     able         cisable          able         cisable
----                   --------       --------       --------       --------

Brent A. Latta           42,500         27,500       $103,000       $  --
James M. O'Connell       55,000         15,000        129,688          --
R. Craig Yoder           37,500         22,500        103,000          --
Joseph M Zlotnicki       13,750         11,250         23,500          --

(1) Aggregate market value on September 30, 2000 less aggregate exercise price.

      EMPLOYMENT AND COMPENSATION AGREEMENTS. Landauer has entered into employment agreements with Messrs. Latta and O'Connell and Dr. Yoder providing for their employment in their respective capacities indefinitely.

The agreements provide that, in the event of termination of employment under certain circumstances by Landauer other than for cause, death, disability or voluntary termination, or by the executive for good reason (which includes a good faith determination by the executive that he believes that he will not be able to effectively discharge his duties or where Landauer fails to obtain an assumption in writing of its obligations under the agreement by a successor, as defined) the executive will become entitled to continuation of base salary and average bonuses determined in accordance with the agreement for a period of eighteen months and certain other benefits. The amounts otherwise payable to the executive will be offset by any compensation earned by the executive from employment with a new employer during the eighteen-month period but will not be reduced below an amount equal to six month's base salary and average bonuses. The benefits payable to Messrs. Latta and O'Connell and Dr. Yoder under these agreements if their employment had been terminated as of September 30, 2000 would have had an estimated value of $556,000, $337,000 and $378,000, respectively.

      RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN. Messrs. Latta, O'Connell, Zlotnicki and Fulton and Dr. Yoder participate in Landauer's retirement plan, a defined benefit plan under which benefits are based upon the average of the annual rates of base salary in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based on years of service as set forth below.

U.S. tax law places limitations on the annual compensation eligible for benefit consideration and on the aggregate annual amount payable to an individual under qualified retirement plans.





      Messrs. Latta and O'Connell, Zlotnicki and Dr. Yoder also participate in Landauer's supplemental key executive retirement plan, under which a participant is entitled to such payments during his life after retirement at age 65 as may be necessary, when added to his benefits under other company-funded retirement or profit sharing plans, to provide a minimum annual benefit equal to 50% of his highest five-year average or final base salary, whichever is greater. Such payments continue to a participant's spouse after the participant's death, but at a decreased percentage of 25%.

Benefits are reduced by 2% (1% for spouses) for each year of service less than 25 years. Mr. Fulton had been a participant in the supplemental plan until November, 1998, when he agreed to exchange any interest in such plan for a commitment by Landauer to fund a split-dollar insurance arrangement. Under the terms of the insurance arrangement, the present value of the insurance premium commitments, net of refunds thereof, is approximately equal to the lump sum value of Mr. Fulton's supplemental benefit.

      The following table sets forth information concerning the combined annual benefits payable pursuant to the retirement plan on a straight-life annuity basis and the supplemental retirement plan on a 50% joint-and-survivor basis upon retirement at age 65 for specified compensation levels (assuming continuation of 1999 fiscal year base salary) and years of service classifications. Benefits under the retirement plan and the supplemental retirement plan are computed solely on the base salary of participants, exclusive of bonuses, incentive and other compensation. Benefits under the retirement plan which are reduced on account of Social Security entitlement on the basis of the Internal Revenue Service permitted disparity rules may be reinstated under the supplemental retirement plan.


                              PENSION PLAN TABLE


 Earnings on                       Estimated Combined Annual Pension
Which Combined                    Based on Years of Service Indicated
 Retirement           ------------------------------------------------------
  Benefits
  are based           20 years       25 years       30 years       35 years
--------------       ----------     ----------     ----------     ----------

$ 125,000            $   50,000     $   62,500     $   62,500     $   70,200
  150,000                60,000         75,000         75,000         85,500
  175,000                70,000         87,500         87,500         87,500
  200,000                80,000        100,000        100,000        100,000
  225,000                90,000        112,500        112,500        112,500
  250,000               100,000        125,000        125,000        125,000
  275,000               110,000        137,500        137,500        137,500
  300,000               120,000        150,000        150,000        150,000

      Credited years of service at September 30, 2000 were 13 for Mr. Latta, 10 for Mr. O'Connell, 17 for Dr. Yoder, and 10 for Mr. Zlotnicki. Credited years of service at age 65 would be 21 for Mr. Latta, 22 for Mr. O'Connell, 35 for Dr. Yoder and 31 for Mr. Zlotnicki. Mr. Fulton retired effective December 1, 1998 and receives an annual pension of $53,685.




                         COMPENSATION COMMITTEE REPORT

      Landauer's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the compensation committee of the board of directors (the "Committee"), consisting of three independent outside directors who are not employees of Landauer. The Committee regularly reviews and approves generally all of Landauer's compensation and fringe benefit programs and also reviews and determines the base salary and incentive compensation of the executive officers named above, as well as stock option grants to all employees. All compensation actions taken by the Committee are reported to the full board of directors, who, excluding employee directors, approve the actions of the Committee. The Committee also reviews and makes recommendations to the board on policies and programs for the development of management personnel, as well as management structure and organization. The Committee administers Landauer's 1996 Equity Plan (the "Equity Plan") and 2000 Incentive Compensation Plan for Executive Officers (the "Executive Officer Plan"); each of which was approved by the Committee, the board of directors and stockholders.

      Landauer believes that stock options are an important incentive to motivate executive officers and other key employees for improved long-term performance of Landauer. Landauer considers stock ownership, options currently held and options previously granted when granting options although there are no required specific levels of ownership.

      Landauer believes that the combination of salary, incentive compensation and the award of stock options is the best tool for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined as a result of individual performance, level of responsibility and experience. Landauer reviews these salaries annually and measures them against compensation data obtained from published compensation surveys and surveys that the Committee makes of peer companies. The peer companies are generally of about the same size as Landauer in terms of market capitalization and profitability and are in technical or service, rather than consumer or distribution fields.
Landauer believes that its competitors for executive talent are not necessarily companies which engage in the same business as Landauer and, therefore, the companies used for comparative compensation purposes generally differ from the companies included in the testing laboratory group.

      The Executive Officer Plan covers executive officers who are elected by the board of directors to such offices and establishes an incentive pool which is related to aggregate executive officer base salary and performance of Landauer relative to (i) budgeted operating income and (ii) achievement of budgeted revenues. The target incentive compensation award, as a percentage of individual executive officer base salary, is 50% for the Chief Executive Officer and 40% for Vice Presidents. The actual size of the incentive compensation pool available for award varies based upon actual financial performance for operating income and revenue achievement.

      OPERATING INCOME COMPONENT. At 100% actual-to-budget operating income the aggregate executive officer incentive compensation pool is equal to 100% of the sum of the target awards for each executive officer. At 90% actual-to-budget operating income the pool available for incentive compensation is zero. At 110% actual-to-budget operating income the aggregate executive officer incentive compensation pool is equal to 150% of the sum of the target awards for each executive officer.





      REVENUE ACHIEVEMENT COMPONENT. Revenue achievement, as measured by percent actual-to-budget revenues, serves to modify the award based upon operating income. At revenue achievement levels above 98% and below 102% no adjustment is required. At 96% revenue achievement the aggregate amount of the executive officer incentive compensation pool determined on the basis of operating income is reduced by 20%. At 94% revenue achievement the reduction is 40%. The sole increase in the aggregate amount of the pool occurs where revenue achievement is above 102% at which level the percent of target bonus to be paid is increased by 20 percentage points.

      The amount of tentative incentive award for any executive officer is determined by multiplying the executive's base salary times the actual incentive award percentage. The actual incentive award percentage is the target award percentage (50% or 40%) multiplied by the percentage of target award determined by the operating income and revenue achievement components. Two-thirds of the tentative incentive award is payable to the executive officer based solely on financial performance. With respect to the balance remaining in the pool for the fiscal year, the compensation committee will have the discretion to award any executive officer an amount ranging from zero to one-third of the award such executive officer would otherwise receive. Any amounts not so awarded may, at the discretion of the committee, be reallocated to any other executive officer based upon the committee's evaluation of the individual performance of the executive officer relative to written objectives and other factors.

      The aggregate amount of incentive compensation awards for any fiscal year under the Executive Officer Plan and other incentive compensation plans is limited to 6% of Landauer's operating income for such fiscal year.

Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations to reflect the impact of those events. During fiscal 2000 no such adjustments were considered in its decision to award incentive compensation for executive officers.

      The recommended base salary and incentive compensation award for the President is determined each year by the Committee based upon overall financial performance of Landauer and the performance of the President relative to corporate objectives and other factors under the terms of the Executive Officer Plan. Mr. Latta's base salary and incentive compensation for fiscal 2000 was determined at $375,500. The increase in Mr. Latta's base salary related to the level of responsibility and accountability of the Chief Executive Officer, as well as external factors such as inflation and base salary levels in comparable companies. The amount of incentive compensation awarded to Mr. Latta was determined based on actual financial performance relative to planned operating income, and individual performance relative to stated objectives under the terms of the Executive Officer Plan. Mr. Latta achieved substantially all of the personal objectives established by the board of directors during fiscal 2000.


MEMBERS OF THE COMPENSATION COMMITTEE:

      Robert J. Cronin, Chairman
      Richard R. Risk
      Michael D. Winfield




                            AUDIT COMMITTEE REPORT

      Landauer's Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 30, 2000. Additionally, the committee has reviewed and discussed with management the Company's unaudited interim financial statements as of and for the end of each fiscal quarter. Prior to the adoption of the committee's charter, such reviews and discussions generally occurred in meetings of the Company's board of directors. Since the adoption of the committee's charter such discussions with management and the independent auditors have occurred prior to the issuance of news releases reporting quarterly results.

      The committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard
No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, of the Independence Standards Board, and discussed with the auditors the auditor's independence.

      Based on the reviews and discussions referred to above, the committee recommends to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.


MEMBERS OF THE AUDIT COMMITTEE:

      Richard R. Risk, Chairman
      Robert J. Cronin
      Paul B. Rosenberg




                               PERFORMANCE GRAPH

      The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in Landauer's common stock, in the American Stock Exchange ("AMEX") Index, and in an industry index represented by a group of testing laboratories during the period from September 30, 1995 through September 30, 2000. The comparisons in the following table are historical and are not intended to forecast or be indicative of possible future performance of Landauer's common stock.


                     VALUE OF INVESTMENT AT SEPTEMBER 30,
                     ------------------------------------

                      1995      1996      1997      1998      1999      2000
                      ----      ----      ----      ----      ----      ----

Landauer, Inc.       $ 100     $ 110     $ 146     $ 158     $ 164      $122

AMEX Index             100       105       132       119       153       188

Industry Index         100       133       105        68        81       156







                             SELECTION OF AUDITORS

      The stockholders will be asked at the annual meeting to approve the selection of auditors for the fiscal year ending September 30, 2001.
Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois, has served as auditors for Landauer and its predecessor Tech/Ops, Inc. since the latter was formed, and it will be recommended to the stockholders that such firm be selected again. The audit committee, comprised of Richard R. Risk, Paul B. Rosenberg, and Robert Cronin, has approved this recommendation. Representatives of Arthur Andersen LLP are expected to be present at the meeting with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      If a quorum is present, in order to approve the selection of Arthur Andersen LLP as Landauer's auditors for the fiscal year ending
September 30, 2001, a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS OF LANDAUER FOR THE FISCAL YEAR ENDING
SEPTEMBER 30, 2001.


                             STOCKHOLDER PROPOSALS

      Proposals intended to be presented by security holders at the annual meeting of stockholders scheduled for February 6, 2002 must be received by Landauer in order to be considered for inclusion in Landauer's proxy statement and form of proxy relating to that meeting not later than August 31, 2001. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission.

      Under Landauer's by-laws, nominations for directorships to be acted on at the 2002 annual meeting may be made only pursuant to written notice received at Landauer's principal office on or after November 23, 2001 and on or before December 18, 2001. In addition, at the 2002 annual meeting the proxy holders appointed by Landauer may exercise discretionary authority when voting on a stockholder proposal other than a nomination for directorship if (1) the proposal is received by Landauer after November 11, 2001, (2) the proposal is properly presented at the 2002 annual meeting and
(3) the proposal is not included in Landauer's proxy statement for the 2002 annual meeting. If (1) a stockholder proposal other than a nomination for directorship is received by Landauer on or prior to November 11, 2001, (2) the proposal is properly presented at the 2002 annual meeting and (3) the proposal is not included in Landauer's proxy statement for the 2002 meeting, then the proxy holders appointed by Landauer may exercise discretionary authority to vote on the proposal if in the proxy statement for the 2002 meeting Landauer advises stockholders on the nature of the proposal and how the proxy holders appointed by Landauer intend to vote on the proposal, unless the stockholder submitting the proposal satisfies certain requirements of the Securities and Exchange Commission, including the mailing of a separate proxy statement to stockholders.

      All stockholder proposals should be directed to the Secretary of Landauer.




             SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Landauer's officers and directors and persons who beneficially own more than ten percent of Landauer's common stock ("Reporting Persons") to file reports of beneficial ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulation to furnish Landauer with copies of all Section 16(a) reports they file.

      Based solely on a review of the Form 3, 4, and 5 filings received from, or filed by Landauer on behalf of, directors and executive officers since the beginning of fiscal year 2000, Landauer is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during fiscal year 2000.


                                 MISCELLANEOUS

      Landauer's 2000 Annual Report to Stockholders (which includes a copy of Landauer's Annual Report on Form 10-K for the fiscal year ended September 30, 2000) accompanies this proxy statement.

      The board of directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

      In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning the meeting from time-to-time until a quorum is obtained.



                               /s/ James M. O'Connell
                               ------------------------------------
                               James M. O'Connell
                               Vice President, Treasurer, Secretary
                               and Chief Financial Officer




December 29, 2000





EXHIBIT A
---------

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                               OF LANDAUER, INC.


I.    PURPOSE

The primary purpose of the Audit Committee is to assist the Board of Directors (the "Board") of Landauer, Inc. (the "Company") in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee is to:

      1. Serve as an independent and objective body to monitor the Company's financial reporting process and internal control systems;

      2. Serve, together with the Board, as the ultimate authority to which the independent auditor (the "Independent Auditor") and the internal auditing department ("Internal Audit") are accountable, and have, together with the Board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor and to nominate the Independent Auditor to be proposed for shareholder approval in any proxy statement;

      3. Review the audit efforts of the Independent Auditor and Internal Audit; and

      4. Provide an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit, and the Board.


II.   COMPOSITION, EXPERTISE AND SCHEDULE

      1. Members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange and other market or markets, if any, on which the securities of the Company or any of its subsidiaries are traded. Determinations as to whether a particular director satisfies the requirements for membership on the Audit Committee will be made by the Board.

      2. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall have been duly elected and qualified.

      3. The Audit Committee shall be composed of at least three, but not more than five, members and shall meet at least two times per year.


III.  DUTIES AND RESPONSIBILITIES

The Audit Committee shall:

      DOCUMENTS/REPORTS REVIEW
      ------------------------

      1. Review the adequacy of this Charter at least annually and at such other intervals as the Audit Committee or the Board determines.

      2. Review and discuss with management the annual audited and quarterly financial statements.

      3. Review reports to management prepared by the Independent Auditor or Internal Audit and any responses to the same by management.





      INDEPENDENT AUDITOR
      -------------------

      4. Review and recommend to the Board: (i) the selection of the Independent Auditor to audit the books, records and accounts of the Company, and (ii) the approval of the fees and other compensation of the Independent Auditor.

      5. Review and discuss with the Independent Auditor all significant relationships which the auditor and its affiliates have with the Company and its affiliates in order to determine the auditor's independence, including: (i) requesting, receiving and reviewing, on a periodic basis, a formal written statement delineating all relationships between them which may reasonably be thought to bear on the independence of the Independent Auditor with respect to the Company; (ii) discussing with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor; and (iii) recommending that the Board take appropriate action in response to the Independent Auditor's report to oversee the independence of the Independent Auditor.

      FINANCIAL REPORTING PROCESS
      ---------------------------

      6. Review the financial reporting processes and audit controls, both internal and external, based on consultation with the Independent Auditor and Internal Audit.

      7. Review the Independent Auditor's judgment about the quality and appropriateness of accounting principles as applied in financial reporting.

      8. Consider and, if appropriate, recommend to the Board significant changes to auditing and accounting principles and practices as suggested by the Independent Auditor, management or Internal Audit.

      PROCESS IMPROVEMENT
      -------------------

      9. Review reports to the Audit Committee by each of management, the Independent Auditor and Internal Audit regarding any significant judgments made in management's preparation of financial statements and the view of each as to the appropriateness of such judgments.

      10. Review with each of management, the Independent Auditor and Internal Audit any significant difficulties encountered during the course of each audit.

      11. Review any significant disagreement among management, the Independent Auditor and Internal Audit in connection with the preparation of the financial statements.

      12. Review with the Independent Auditor, Internal Audit and management the extent to which changes or improvements in financial or accounting practices and internal controls, as approved by the Audit Committee, have been implemented.





      OTHER
      -----

      13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

      14. Keep a record of the acts and proceedings of the Audit Committee and report thereon to the Board periodically or whenever requested to do so.

      15. Review, with the Company's counsel, legal and tax compliance matters or any legal matter that could have a significant impact on the organization's financial statements.

      16. Review and assess the Company's processes for administering its code of ethical conduct.

      17. Perform such other activities, consistent with this Charter, the Company's Articles of Incorporation, By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

      18. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, among management, the Independent Auditor or Internal Audit or to assure compliance with laws and regulations.
